EXHIBIT 10.7

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (this “Agreement”), is entered into as of November 1, 2021, by IBIO CDMO LLC, a Delaware limited liability company (“Borrower”), and IBIO, INC., a Delaware corporation (“Guarantor”; together with Borrower, each and collectively, “Indemnitor”), in favor of WOODFOREST NATIONAL BANK, a national banking association (together with its successors and assigns, “Lender”), as a condition to, and to induce Lender pursuant to the Credit Agreement (defined below) to make certain extensions of credit to Borrower, secured or to be secured by, among other things, the Deeds of Trust (defined below).

1.             Certain Definitions. Each capitalized term used but not defined in this Agreement has the meaning given that term in the Credit Agreement. As used in this Agreement:

(a)            “Credit Agreement” means that certain Credit Agreement dated as of the date hereof between Borrower, as borrower, and Lender, as lender, and all exhibits and schedules thereto, as amended, restated, supplemented, or otherwise modified from time to time.

(b)           “Deed of Trust” means each of, and “Deeds of Trust” means all of, those certain deeds of trust dated the same date as or after the date of this Agreement, executed by Borrower, Guarantor or any other Loan Party for the benefit of Lender encumbering certain real and personal property as therein described (collectively, the “Property”). For all purposes herein, Property shall include the real property and all improvements thereon located at 8800 HSC Parkway, Bryan, Texas 77807.

(c)           “Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement, against Indemnitor or against, or with respect to, the Property or any condition, use or activity on the Property (including any such action against Lender), and any claim at any time threatened or made by any person against Indemnitor or against, or with respect to, the Property, or any condition, use or activity on the Property (including any such claim against Lender), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

(d)           “Environmental Law” means any Law that relates to the pollution or protection of the environment, the regulation of releases of any materials into the environment, including Laws related to Hazardous Materials, air emissions and discharges to wastewater or publicly owned wastewater treatment systems, or to human health and safety.

(e)           “Environmental Requirement” means any Environmental Law, agreement or restriction (including, but not limited to, any condition or requirement imposed by any insurance or surety company), or directive from the EPA, TCEQ or other Governmental Authority (whether or not having the force of law), in each case, as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment, including, but not limited to, ground or air or water or noise pollution or contamination, and underground or above-ground tanks.

(f)            “EPA” means the Environmental Protection Agency.

(g)           “Hazardous Material” means any substance, whether solid, liquid or gaseous: which is listed, defined or regulated as a “hazardous substance,” “hazardous waste” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or which is, or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause a contamination or nuisance on the Property or any adjacent property or a hazard to the environment or to the health or safety of persons on the Property.

(h)           “On” or “on,” when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about”.

(i)            “TCEQ” means the Texas Commission on Environmental Quality.

2.             Violations. Indemnitor will not cause, commit, or knowingly permit or allow to continue (a) any violation of any Environmental Requirement by Indemnitor or by any other person by or with respect to the Property or any use of or condition or activity on the Property, or (b) the attachment of any environmental lien to the Property. Indemnitor will not dispose of or release, or cause, or knowingly permit or allow the disposal, spilling, leaking, dumping or release of, any Hazardous Material or storage tank or similar vessel (but excluding storage tanks and similar vessels used to store feedstock, products, and byproducts in the ordinary course of Indemnitor’s business) used to store Hazardous Materials on the Property, other than Hazardous Material (a) existing on the Property prior to Indemnitor’s ownership of the Property, (b) the liability for which Indemnitor is currently indemnified by one or more prior owners of the Property, and (c) necessary for the operation of Indemnitor’s business (or the business of any occupant of the Property) and utilized and/or stored in compliance with Environmental Requirements.

3.             Notice to Lender. Indemnitor shall promptly deliver to Lender a copy of each report of a violation of any Environmental Requirement pertaining to the Property or to Indemnitor prepared by or on behalf of Indemnitor pursuant to any Environmental Requirement. Indemnitor shall immediately advise Lender in writing of any Environmental Claim or of the discovery of any Hazardous Material on the Property, as soon as Indemnitor first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

4.             Site Assessments and Information. If any Environmental Claim is made or threatened, or if a default shall have occurred under the Loan Documents after applicable notice and cure periods (if any) contained therein, then if reasonably requested by Lender, Indemnitor will at its expense provide to Lender, in each case within forty-five (45) days after such request, an Environmental Assessment (defined below) of the premises at which such Environmental Claim has occurred. However, if Indemnitor is not in default under any of the Loan Documents, Lender agrees to exercise reasonable discretion in requesting such Environmental Assessment. As used in this Agreement, the term “Environmental Assessment” means a report (including all drafts thereof) of an environmental assessment of the Property of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as Lender may reasonably request, by a consulting firm reasonably acceptable to Lender and made in accordance with Lender’s established guidelines. Indemnitor will cooperate with each consulting firm making any such Environmental Assessment and will supply to the consulting firm, from time to time and promptly on request, all information available to Indemnitor to facilitate the completion of the Environmental Assessment. If Indemnitor fails to furnish Lender within ten (10) days after Lender’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if Indemnitor fails to furnish to Lender such Environmental Assessment within forty-five (45) days after Lender’s request (or a reasonable time thereafter if such action is being diligently pursued by Indemnitor), then Lender may cause any such Environmental Assessment to be made at Indemnitor’s expense and risk. Lender and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and is irrevocable, to make or cause to be made such Environmental Assessments. Lender may disclose any information Lender ever has about the environmental condition or compliance of the Property to any consulting firms to Lender or governmental entities, or after five (5) days prior written notice to Indemnitor, to interested parties; but Lender shall be under no duty to make any Environmental Assessment of the Property, and in no event shall any such Environmental Assessment by Lender be or give rise to a representation that any Hazardous Material is or is not present on the Property, or that there has been or shall be compliance with any Environmental Requirement, nor shall Indemnitor or any other person be entitled to rely on any Environmental Assessment made by Lender or at Lender’s request. Lender owes no duty of care to protect Indemnitor or any other person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Property.

5.            Remedial Actions.

(a)           Except for Hazardous Material (i) existing on the Property prior to Indemnitor’s ownership of the Property, and (ii) the liability for which Indemnitor is currently indemnified by one or more prior owners of the Property, if any Hazardous Material is discovered on the Property at any time and regardless of the cause, Indemnitor shall promptly remove, treat, monitor, or dispose of the Hazardous Material in compliance with, and as directed by, all applicable Environmental Requirements and solely under Indemnitor’s name (or if removal is prohibited by any Environmental Requirement, take whatever action is required by any Environmental Requirement), in addition to taking such other action as is necessary to have the full use and benefit of the Property as contemplated by the other Loan Documents, and provide Lender with satisfactory evidence thereof. Within fifteen (15) days after completion of such remedial actions, Indemnitor shall obtain and deliver to Lender any environmental report or correspondence to the EPA, TCEQ or any other Governmental Authority relative to such completion confirming to Lender's reasonable satisfaction that all required remedial action required under the Environmental Requirements, have been completed as directed by the EPA, TCEQ or any other applicable Governmental Authority.

(b)           Lender may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from the Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if Indemnitor fails to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the satisfaction of Lender (without limitation of Lender’s rights to declare a default under any of the other Loan Documents and to exercise all rights and remedies available by reason thereof); and Lender and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and is irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.

6.            Indemnity.

(a)           Indemnitor hereby agrees, jointly and severally, to protect, indemnify and hold (i) Lender; (ii) the Trustee under the Deeds of Trust (the “Trustee”); (iii) any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with Lender and/or the Trustee; (iv) any participants in the Term Loan; (v) the directors, officers, partners, employees and agents of Lender and/or the Trustee, and/or such persons or entities; and (vi) the heirs, personal representatives, successors and assigns of each of the foregoing persons or entities (each an “Indemnified Party”) harmless from and against, and, if and to the extent paid, reimburse them on demand for, any and all Environmental Damages (as hereinafter defined). WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO ENVIRONMENTAL DAMAGES WHICH ARE CAUSED BY OR ARISE OUT OF IN WHOLE OR IN PART THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. HOWEVER, SUCH INDEMNITY SHALL NOT APPLY TO A PARTICULAR INDEMNIFIED PARTY TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT PARTICULAR INDEMNIFIED PARTY. Upon demand by Lender, Indemnitor shall diligently defend any Environmental Claim which affects the Property or is made or commenced against Lender, whether alone or together with Indemnitor or any other person, all at Indemnitor’s own cost and expense and by counsel to be approved by Lender in the exercise of its reasonable judgment. In the alternative, at any time Lender may elect to conduct its own defense through counsel selected by Lender and at the cost and expense of Indemnitor.

(b)           As used in this Agreement, the term “Environmental Damages” means all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, paralegals, consultants, contractors, experts and laboratories), of any and every kind or character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, whether before or after the Transition Date (as hereinafter defined) and arising in whole or in part from:

(1)           the presence of any Hazardous Material on the Property, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from the Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through the Property, on or before the Transition Date; or

(2)           any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material which is at any time on or before the Transition Date present on the Property; or

(3)           the breach of any representation, warranty, covenant or agreement contained in this Agreement because of any event or condition occurring or existing on or before the Transition Date; or

(4)           any violation on or before the Transition Date, of any Environmental Requirement in effect on or before the Transition Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(5)           any Environmental Claim, or the filing or imposition of any environmental lien against the Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in subparagraphs (1) through (4) preceding;

and regardless of whether any of the foregoing was caused by Indemnitor or Indemnitor’s tenant or subtenant, or a prior owner of the Property or its tenant or subtenant, or any third party, including, but not limited to: (i) injury or damage to any person, property or natural resource occurring on or off of the Property, including, but not limited to, the cost of demolition and rebuilding of any improvements on the real property; (ii) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement, including, but not limited to, the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of the Property as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (iii) all liability to pay or indemnify any person or governmental authority for costs expended in connection with any of the foregoing; (iv) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (v) the settlement of any claim or judgment.

(c)           As used in this Agreement, the term “Transition Date” means the earlier of the following two dates: (i) the date on which all Obligations (as defined in the Credit Agreement) are indefeasibly paid and performed in full and each Deed of Trust has been released; or (ii) the date on which the liens of each Deed of Trust are fully and finally foreclosed and all applicable redemption periods have expired, or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by the purchaser or grantee free of occupancy and claims to occupancy by Indemnitor and Indemnitor’s representatives, successors and permitted assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion and all applicable appeal periods have passed.

7.            Consideration; Survival; Cumulative Rights. Indemnitor acknowledges Lender has relied and will rely on the representations, warranties, covenants and agreements herein in entering into and extending credit under the Credit Agreement and that the execution and delivery of this Agreement is an essential condition but for which Lender would not enter into and extend credit under the Credit Agreement. The representations, warranties, covenants and agreements in this Agreement shall be binding upon Indemnitor and Indemnitor’s successors, permitted assigns and legal representatives and shall inure to the benefit of Lender and its respective successors, assigns and legal representatives and participants in the Term Loan and other extensions of credit under the Credit Agreement (provided that, Indemnitor, its successors, permitted assigns and legal representatives shall not be liable to any third party purchaser of the Property by virtue of this Agreement) and shall terminate three (3) years after the Transition Date. Any amount to be paid under this Agreement by Indemnitor shall be a demand obligation owing by Indemnitor (which Indemnitor, jointly and severally, hereby promises to pay) and shall bear interest at the Default Rate of interest set forth in Section 3.4(a) of the Credit Agreement. Lender’s rights under this Agreement shall be in addition to all rights of Lender under the other Loan Documents or at law or in equity, and payments by Indemnitor under this Agreement shall not reduce Indemnitor’s obligations and liabilities under any of the other Loan Documents. The liability of Indemnitor or any other person under this Agreement shall not be limited or impaired in any way by any provision in the other Loan Documents (notwithstanding any language therein to the contrary or otherwise) or applicable law limiting Indemnitor’s or such other person's liability or Lender’s recourse or rights to a deficiency judgment, or by any change, extension, release, inaccuracy, breach or failure to perform by any party under the Loan Documents, Indemnitor’s (and, if applicable, such other person's) liability hereunder being direct and primary and not as a guarantor or surety. Nothing in this Agreement or in any other Loan Document shall limit or impair any rights or remedies of Lender, Trustee and/or any other Indemnified Party against Indemnitor or any other person under any Environmental Requirement or otherwise at law or in equity, including, without limitation, any rights of contribution or indemnification.

8.            No Waiver. No delay or omission by Lender to exercise any right under this Agreement shall impair any such right nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. Any waiver, consent or approval under this Agreement must be in writing to be effective.

9.            Notices. All notices, requests, consents, demands and other communications required or which any party desires to give hereunder or under any other Loan Document shall be in writing and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by reputable courier or delivery service with proof of delivery, or by prepaid registered or certified United States mail, addressed to the party to whom directed at the address set forth in the Credit Agreement (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by telegram, telex, or facsimile. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telegram, telex, or facsimile, upon receipt. Notwithstanding the foregoing, no notice of change of address shall be effective except upon receipt of written notice of such change. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

10.           Invalid Provisions. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and a determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

11.           Construction. Whenever in this Agreement the singular number is used, the same shall include plural where appropriate, and vice versa; and words of any gender in this Agreement shall include each other gender where appropriate. The headings in this Agreement are for convenience only and shall be disregarded in the interpretation hereof. Reference to “person” or “entity” means firms, associations, partnerships, joint ventures, trusts, limited liability companies, corporations and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.

12.           Applicable Law; Forum. The laws of the State of Texas and applicable United States federal law shall govern the rights and duties of the parties hereto and the validity, enforcement and interpretation hereof. Indemnitor hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the non-exclusive jurisdiction of any Texas state court, or any United States federal court, sitting in the City of Houston, Texas, and to the non-exclusive jurisdiction of any state or United States federal court sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement or the indebtedness secured by the Deeds of Trust.

13.           Execution; Modification. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. This Agreement may be amended only by an instrument in writing intended for that purpose executed jointly by an authorized representative of each party hereto.

14.         Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

[Signatures appear on the following pages.]

EXECUTED to be effective as of the date set forth in the preamble.

INDEMNITOR:

IBIO CDMO LLC

By:	/s/ Robert Lutz
Robert Lutz
Authorized Person

IBIO, INC.

By:	/s/ Robert Lutz
Robert Lutz
Chief Financial and Business Officer

Signature Page to Environmental Indemnity Agreement

LENDER:

WOODFOREST NATIONAL BANK

By:	/s/ Cameron D. Jones
Cameron D. Jones
Senior Vice President

Signature Page to Environmental Indemnity Agreement